Exhibit (a)(1)(A)

WINN-DIXIE STORES, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR

NEW STOCK OPTION GRANTS

This exchange offer and the withdrawal rights will expire at 11:59 p.m., Eastern Time, on December 8, 2009

(the “Expiration Date”), unless extended.

Winn-Dixie Stores, Inc., which we refer to in this document as “we,” “us,” or “Winn-Dixie,” is offering to exchange each Eligible Option Grant with an exercise price per share greater than or equal to $20.00 held by an Eligible Optionholder for a New Option Grant that will represent the right to purchase fewer shares at a lower exercise price than the Eligible Option Grants. The exercise price of the New Option Grants will be equal to the closing price of our common stock as reported on the NASDAQ Global Select Market on the New Option Grant Date.

A significant number of our key associates hold stock options with exercise prices that substantially exceed the current market price of our common stock. These options are commonly referred to as being “underwater.” Consequently, the Board of Directors believes these options no longer provide the long-term incentive and retention objectives that they are intended to provide. This exchange offer is intended to address this situation by providing these key associates with an opportunity to exchange Eligible Option Grants for New Option Grants. We believe that by essentially recycling already issued equity awards, we will be more cost-effective in providing incentive and retention objectives rather than simply issuing incremental equity or paying additional cash compensation.

We will grant New Option Grants on the same day we cancel the Exchanged Options (the “New Option Grant Date”). We expect the New Option Grant Date to be December 9, 2009.

If you participate in this offer, we anticipate that your New Option Grant will represent the right to purchase fewer shares than the Eligible Option Grant tendered for exchange. The number of shares represented by your New Option Grant will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the New Option Grant at the time the New Option is granted being approximately equal to the fair value of the Eligible Option Grants tendered for exchange at the time immediately prior to the Eligible Option Grants being cancelled. The exchange ratios used in the exchange offer will be calculated using the Black-Scholes option valuation model and based upon the closing price of our common stock on the NASDAQ Global Select Market on the Expiration Date of the exchange offer, as well as other valuation assumptions. If you elect to participate in the exchange offer, you must exchange all Eligible Option Grants.

The New Option Grants will be unvested on the New Option Grant Date and will vest on the basis of the Eligible Optionholder’s continued employment with us or one of our subsidiaries as follows:

•

If the Eligible Option Grant has fully vested on or before the New Option Grant Date, or would be fully vested within one year of the New Option Grant Date, then the New Option will vest on the first anniversary of the New Option Grant Date, and

•

If the Eligible Option Grant would not be fully vested within one year of the New Option Grant Date, then the New Option will vest in equal installments on the first and second anniversaries of the New Option Grant Date (collectively, the “New Vesting Schedule”).

See “Risks of Participating in the Offer” for a discussion of risks that you should consider before participating in this offer.

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The following terms are used in this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants:

Eligible Optionholder(s)

Any associate of Winn-Dixie or one of our subsidiaries on the date this exchange offer commences who holds an Eligible Option Grant, is an associate of Winn-Dixie or one of our subsidiaries on the date this exchange offer commences, and who has not submitted or received a notice of termination as of the Expiration Date. Our executive officers listed in the Summary Compensation Table in our definitive proxy statement for our 2009 annual meeting of shareholders (our “named executive officers”) and our directors are not eligible to participate in this exchange offer.

Eligible Option Grant(s)

Any Winn-Dixie stock option grant, whether vested or unvested, with an exercise price per share greater than or equal to $20.00 that is outstanding as of the Expiration Date.

Exchanged Option(s)

All Eligible Option Grants that are exchanged pursuant to this exchange offer. If you elect to participate in the exchange offer, you must exchange all Eligible Option Grants.

New Option Grant(s)

The options issued pursuant to this exchange offer that replace your Exchanged Options. New Option Grants will be subject to the terms of the Winn-Dixie Stores, Inc. Amended and Restated Equity Incentive Plan (the “2007 Plan”) and a new option agreement between you and Winn-Dixie.

Offering Period

The Offering Period for this exchange offer will commence on November 9, 2009 and expire at 11:59 p.m., Eastern Time, on the Expiration Date.

Expiration Date

We expect that the Expiration Date of this exchange offer will be December 8, 2009 at 11:59 p.m., Eastern Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

Cancellation Date

The date when Eligible Option Grants tendered to Winn-Dixie and accepted by us pursuant to this exchange offer will be cancelled. We expect that the Cancellation Date will be December 9, 2009. If the Expiration Date is extended, the Cancellation Date will be similarly extended.

New Option Grant Date

We expect the New Option Grant Date will be December 9, 2009. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended. We expect that the Cancellation Date and the New Option Grant Date will be the same date.

New Option Grant and New Vesting Schedule

We anticipate that each New Option Grant will represent the right to purchase fewer shares than the Eligible Option Grant tendered for exchange. The number of shares represented by your New Option Grant will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the New Option Grant at the time the New Option is granted being approximately equal to the fair value of the Eligible Option Grants tendered for exchange at the time immediately prior to the Eligible Option Grants being cancelled. The exchange ratios used in the exchange offer will be calculated using the Black-Scholes option valuation model and based upon the closing price of our common stock on the NASDAQ Global Select Market on the Expiration Date of the exchange offer, as well as other valuation assumptions.

Each New Option will vest on the basis of the Eligible Optionholder’s continued employment with us or one of our subsidiaries according to the New Vesting Schedule as follows:

•

If the Eligible Option Grant has fully vested on or before the New Option Grant Date, or would be fully vested within one year of the New Option Grant Date, then the New Option will vest on the first anniversary of the New Option Grant Date, and

•

If the Eligible Option Grant would not be fully vested within one year of the New Option Grant Date, then the New Option will vest in equal installments on the first and second anniversaries of the New Option Grant Date.

All New Option Grants will be non-qualified stock options granted under the 2007 Plan. The shares of common stock for which the New Option Grants may be exercised are currently registered on a registration statement filed with the SEC. All New Option Grants will expire seven years from the New Option Grant Date. All other terms and conditions of the New Option Grant will be comparable to the terms and conditions of the Eligible Option Grant surrendered for such New Option Grant.

IMPORTANT

You should direct questions about this exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Teri Podsiadlik, by mail or delivery service at 5050 Edgewood Court, Jacksonville, Florida 32254-3699, by phone at (904) 370-7147, or by e-mail at TeriPodsiadlik@winn-dixie.com.

If you wish to tender your Eligible Option Grants for exchange, you must complete and sign the accompanying Election Form and deliver it to us so that we receive it before 11:59 p.m., Eastern Time, on December 8, 2009 (or such later date as may apply if this exchange offer is extended) by one of the following means:

By Mail or Courier:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attention: Teri Podsiadlik

Phone: (904) 370-7147

By Facsimile:

Winn-Dixie Stores, Inc.

Attention: Teri Podsiadlik

Facsimile: (904) 783-5558

By Hand:

Attention: Teri Podsiadlik

By Email (by PDF or similar imaged document file):

TeriPodsiadlik@winn-dixie.com

You do not need to return your stock option agreements for your Eligible Option Grants to be exchanged in this exchange offer.

Neither Winn-Dixie nor our Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your Eligible Option Grants in the exchange offer. You must make your own decision whether to tender your Eligible Option Grants. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

Winn-Dixie is offering to exchange each Eligible Option Grant held by an Eligible Optionholder for a New Option Grant. The following are answers to some questions you may have about this exchange offer. We encourage you to carefully read the remainder of this exchange offer and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of this exchange offer where you can find a more complete description of the topics in this summary.

Q.1 Why are we making this exchange offer?

We believe that an effective and competitive associate incentive program is critical for the future growth and success of our business. We rely heavily on the skills and expertise of our associates to implement our strategic initiatives and grow our business. Winn-Dixie, like many companies, uses stock options as a means of attracting, motivating and retaining high performing associates. Stock options constitute a key part of our incentive and retention programs because we believe (as does our Board of Directors) that equity compensation encourages our associates to act like owners of the business, motivating them to work toward our success and rewarding our contributions by allowing associates to benefit from increases in the value of our shares.

A significant number of our key associates hold stock options with exercise prices that substantially exceed the current market price of our common stock. These options are commonly referred to as being “underwater.” Consequently, the Board of Directors believes these options no longer provide the long-term incentive and retention objectives that they were intended to provide. This exchange offer is intended to address this situation by providing these key associates with an opportunity to exchange Eligible Option Grants for New Option Grants. We believe that, by essentially recycling already issued equity awards, we will be more cost-effective in providing incentive and retention objectives rather than simply issuing incremental equity or paying additional cash compensation. By making this offer, we intend to provide Eligible Optionholders with the opportunity to own options that over time may have a greater potential to increase in value. See “Purpose of This Exchange Offer” for more information.

Q.2 What securities are we offering to exchange?

An Eligible Option Grant is any Winn-Dixie stock option grant, whether vested or unvested, with an exercise price greater than or equal to $20.00 that is outstanding on the Expiration Date of the exchange offer. Outstanding option grants with exercise prices lower than $20.00 are not eligible to participate in this exchange offer. We are making this exchange offer upon the terms and conditions set forth in this exchange offer and in the accompanying Election Form. See “Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer” for more information.

Q.3 Who is eligible to participate in the exchange offer?

An Eligible Optionholder is any person who:

•	is an associate of Winn-Dixie or one of our subsidiaries on the date this exchange offer commences;

•	holds an Eligible Option Grant; and

•	continues to be an associate of Winn-Dixie or one of our subsidiaries, and has not submitted or received a notice of termination, on the Expiration Date of the exchange offer.

Our named executive officers and directors are not eligible to participate in this exchange offer. See “Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer” for more information.

Q.4 Are there any differences between the New Option Grants and the Eligible Option Grants?

Yes. We anticipate that each New Option Grant will represent the right to purchase fewer shares than the Eligible Option Grant tendered for exchange. The number of shares represented by your New Option Grant will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the New Option Grant at the time the New Option is granted being approximately equal to the fair value of the Eligible Option Grants tendered for exchange at the time immediately prior to the Eligible Option Grants being cancelled.

In addition, each New Option Grant will vest on the basis of the Eligible Optionholder’s continued employment with us or one of our subsidiaries as follows:

•

If the Eligible Option Grant has fully vested on or before the New Option Grant Date, or would be fully vested within one year of the New Option Grant Date, then the New Option will vest on the first anniversary of the New Option Grant Date, and

•

If the Eligible Option Grant would not be fully vested within one year of the New Option Grant Date, then the New Option will vest in equal installments on the first and second anniversaries of the New Option Grant Date (collectively, the “New Vesting Schedule”).

All New Option Grants will be non-qualified stock options granted under the 2007 Plan. The shares of common stock for which the New Option Grants may be exercised are currently registered on a registration statement filed with the SEC. All New Option Grants will expire seven years from the New Option Grant Date. All other terms and conditions of the New Option Grant will be comparable to the terms and conditions of the Eligible Option Grant surrendered for such New Option Grant. See “Source and Amount of Consideration; Terms of New Option Grants” for more information.

Q.5 What are the conditions of this exchange offer?

This exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this exchange offer and which are more fully described in “Conditions of This Exchange Offer”. If any of the events described in “Conditions of This Exchange Offer” occurs, we may terminate, extend or amend this exchange offer at any time prior to the expiration of the exchange offer.

This exchange offer is not conditioned upon a minimum number of Eligible Option Grants being tendered or a minimum number of Eligible Optionholders participating.

Q.6 What will be the exercise price per share of the New Option Grants?

The exercise price per share of the New Option Grants will be equal to the closing price of our common stock as reported on the NASDAQ Global Select Market on the New Option Grant Date.

We cannot predict the exercise price per share of the New Option Grants. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Option Grants. See “Price Range of Our Common Stock” for information concerning historical prices of our common stock.

Q.7 When will the New Option Grants vest?

The New Option Grants will be unvested on the New Option Grant Date. The New Option Grants will vest on the basis of the Eligible Optionholder’s continued employment with us or one of our subsidiaries according to the New Vesting Schedule described Question 4 above.

Q.8 What happens to my New Option Grant if I cease to be an associate of Winn-Dixie or one of our subsidiaries?

Generally, if an Eligible Optionholder ceases to be an associate of Winn-Dixie or one of our subsidiaries, any New Option Grants held by such Eligible Optionholder will not continue to vest and any unvested portion of the New Option Grant will be cancelled as of the date of termination. Any vested, unexercised portion of the New Option Grant will generally be exercisable for ninety days after termination.

Accordingly, if you exchange an Eligible Option Grant for a New Option Grant and you cease to be an associate of Winn-Dixie or one of our subsidiaries before any of the vesting dates, you will forfeit any unvested portion of your New Option Grant.

Nothing in this exchange offer should be construed to confer upon you the right to remain an associate of Winn-Dixie or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Option Grants or thereafter.

Q.9 Will my New Option Grants be incentive stock options or non-qualified stock options?

Each New Option Grant issued to you will be a non-qualified stock option. Each Eligible Option Grant you surrender is also a non-qualified stock option. See “Material United States Tax Consequences” for more information about non-qualified stock options.

Q.10 How many shares will my New Option Grant be exercisable for?

The actual number of shares underlying your New Option Grant cannot be determined at this time. We anticipate that each New Option Grant will represent the right to purchase fewer shares than the Eligible Option Grant tendered for exchange. The actual number of shares represented by your New Option Grant will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the New Option Grant at the time the New Option is granted being approximately equal to the fair value of the Eligible Option Grants tendered for exchange at the time immediately prior to the Eligible Option Grants being cancelled. The exchange ratios used in the exchange offer will be calculated using the Black-Scholes option valuation model and based upon the closing price of our common stock on the NASDAQ Global Select Market on the Expiration Date of the exchange offer, as well as other valuation assumptions.

The Eligible Option Information Sheet that you received along with this exchange offer document and the Election Form includes hypothetical examples of the number of New Option Grants that may be granted at various assumed exercise prices. As noted on the Eligible Option Information Sheet, the number of New Option Grants shown on the Eligible Option Information Sheet are hypothetical examples only and are based on assumptions made as of the date noted on the Eligible Option Information Sheet. The actual number of New Option Grants granted in exchange for Exchanged Options will be determined based upon the closing price of our common stock on the Expiration Date of the exchange offer, as well as other valuation assumptions. The New Option Grants granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the assumptions in the Black-Scholes option valuation model, such as a change in the expected volatility of our stock, used to calculate the information in the Eligible Option Information Sheet will result in a change to the number of New Option Grants that may be granted under this exchange offer. As a result, the number of New Option Grants set forth in the Eligible Option Information Sheet may not represent the actual number of New Option Grants that you would receive in the exchange offer.

Q.11 When will my New Option Grants expire?

All New Option Grants will expire seven years from the New Option Grant Date. If you cease to be an associate of Winn-Dixie or one of our subsidiaries, the options will expire earlier.

Q.12 Must I participate in this exchange offer?

No. Your participation is completely voluntary. If you choose not to participate, you will keep any Eligible Option Grant, you will not receive a New Option Grant under the exchange offer, and no changes will be made to the terms of your Eligible Option Grants.

Q.13 How should I decide whether or not to exchange my Eligible Option Grants for New Option Grants?

We are providing information to assist you in making your own informed decision. We are not making any recommendation as to whether you should or should not participate in the exchange offer. You may consult your own outside legal counsel, accountant, or financial advisor for further advice. No one from Winn-Dixie is, or will be, authorized to provide you with additional information in this regard. Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q.14 Why can’t you just grant Eligible Optionholders more options?

We designed the exchange offer to avoid the potential dilution in ownership to our shareholders that would result if we granted associates additional options to supplement their underwater options. Granting more options would increase our overhang of outstanding stock options, which would not be viewed favorably by our shareholders. In addition, issuing new options without canceling any previously granted options would increase our operating expenses, as we would need to expense both the new options and the previously granted options, which would decrease our reported earnings and could negatively impact our stock price.

Q.15 How do I find out how many Eligible Option Grants I have and what their exercise prices are?

The Election Form enclosed with this exchange offer includes a list of your Eligible Option Grants as of the date of this exchange offer. In addition, with your login ID and password, you may obtain the number of options you have at the Morgan Stanley Smith Barney Stock Plan Services website at https://www.msdw.spa.com/login/login.asp. Finally, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule, and other information by contacting Teri Podsiadlik, by mail or delivery service at 5050 Edgewood Court, Jacksonville, Florida 32254-3699, by phone at (904) 370-7147, or by e-mail at TeriPodsiadlik@winn-dixie.com.

Q.16 Can I exchange option grants that I have already fully exercised?

No. This exchange offer applies only to outstanding Eligible Option Grants. An option grant that has been fully exercised is no longer outstanding.

Q.17 Can I exchange the remaining portion of an Eligible Option Grant that I have already partially exercised?

Yes. If you previously exercised an Eligible Option Grant in part, the remaining unexercised portion of the Eligible Option Grant is eligible to be exchanged under this exchange offer.

Q.18 Can I exchange a portion of my Eligible Option Grants?

No. If you elect to participate in the exchange offer, you must exchange the entire outstanding portion of all Eligible Option Grants. No partial exchanges will be permitted. If you attempt to exchange a portion but not all of your outstanding Eligible Option Grants, we will reject your tender of that particular grant.

Q.19 What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the New Option Grants?

Any Eligible Optionholders who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your Eligible Option Grants while you are on an authorized leave of absence before the Expiration Date of this exchange offer, you will be entitled to receive New Option Grants on the New Option Grant Date as long as eligibility requirements are still met.

Q.20 What if my employment with Winn-Dixie ends before the Expiration Date of the exchange offer?

If you have tendered Eligible Option Grants under this exchange offer and you cease to be an associate of Winn-Dixie or one of our subsidiaries for any reason, or if you receive or submit a notice of termination, before the Expiration Date, you will no longer be eligible to participate in the exchange offer, and we will not accept your Eligible Option Grants for cancellation. In that case, generally you may exercise your existing option grants for a limited time after your termination date to the extent they are vested, in accordance with their terms.

Nothing in this exchange offer should be construed to confer upon you the right to remain an associate of Winn-Dixie or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Option Grants or thereafter.

Q.21 If I participate in this exchange offer, when will I receive the New Option Grants?

We will issue new stock option agreements promptly following the date that tendered option grants are accepted for exchange and cancelled. We expect the New Option Grant Date to be December 9, 2009.

Q.22 Will I owe taxes if I exchange my Eligible Option Grants in this exchange offer?

The exchange of Eligible Option Grants for New Option Grants should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon the grant of the New Option Grants. However, you should consult your own tax advisor to determine the tax consequences of tendering Eligible Option Grants pursuant to this exchange offer. See “Material United States Tax Consequences” for more information.

We advise all Eligible Optionholders who may consider exchanging their Eligible Options to meet with their own tax advisors with respect to local, state, federal, and foreign tax consequences of participating in this exchange offer.

Q.23 What happens if, after the grant date of the New Option Grants, my New Option Grants end up being “underwater?”

The exercise price of your New Option Grants will be equal to the closing price of our common stock as reported on the NASDAQ Global Select Market on the New Option Grant Date, which we expect will be December 9, 2009. Your Eligible Option Grants are currently valid for seven years from the date of initial grant, and your New Option Grants will be valid for seven years from the New Option Grant Date, in each case, subject to your continued employment with Winn-Dixie or one of our subsidiaries. We can provide no assurance as to the possible price of our common stock at any time in the future. This exchange offer is a one-time opportunity and is not expected to be offered again in the future and, as such, we do not anticipate offering optionholders another opportunity to exchange “underwater” options for replacement options.

Q.24 What happens to Eligible Option Grants that I choose not to tender or that are not accepted for exchange in this exchange offer?

This exchange offer will have no effect on Eligible Option Grants if you choose not to tender them or that are not accepted for exchange in this exchange offer.

Q.25 If I tender Eligible Option Grants in this exchange offer, am I giving up my rights to them?

Yes. When you tender your Eligible Option Grants and we accept them for exchange, those Eligible Option Grants will be cancelled on the Cancellation Date and you will no longer have any rights to them.

Q.26 How long do I have to decide whether to participate in this exchange offer?

This exchange offer expires at 11:59 p.m., Eastern Time, on December 8, 2009. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new Expiration Date no later than 6:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. See “Extension of Exchange Offer; Termination; Amendment” for more information.

Q.27 How do I tender my Eligible Option Grants for exchange?

If you are an Eligible Optionholder on the date that you choose to tender your Eligible Option Grants, you may tender your Eligible Option Grants at any time before this exchange offer closes at 11:59 p.m., Eastern Time, on December 8, 2009, referred to herein as the Expiration Date. If you elect to participate in the exchange offer, you must exchange all Eligible Option Grants.

To validly tender your Eligible Option Grants, you must deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Teri Podsiadlik, by hand, by facsimile to (904) 783-5558, by regular or overnight mail to Winn-Dixie Stores, Inc., Attention: Teri Podsiadlik, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, or by e-mail at TeriPodsiadlik@winn-dixie.com.

Your Eligible Option Grants will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form before the Expiration Date. If you miss this deadline, you will not be permitted to participate in this exchange offer. You do not need to return your stock option agreements relating to any tendered Eligible Option Grants, as they will be automatically cancelled if we accept your Eligible Option Grants for exchange.

We will only accept delivery of the signed Election Form by hand, by facsimile, by regular or overnight mail, or by e-mail. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Subject to our rights to extend, amend, withdraw, and terminate this exchange offer, we expect to accept all properly tendered option grants no later than the Expiration Date. We reserve the right to reject any or all tenders of Eligible Option Grants that we determine in our sole discretion are not in appropriate form or would be unlawful to accept. See “Procedures for Tendering Eligible Option Grants” for more information.

Q.28 When and how can I withdraw previously tendered Eligible Option Grants?

You may withdraw your tendered Eligible Option Grants at any time before the Expiration Date. If we extend the exchange offer beyond that time, you may withdraw your tendered Eligible Option Grants at any time until the extended expiration of the exchange offer. To withdraw tendered Eligible Option Grants, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered Eligible Option Grants.

Just as you may not tender only part of your Eligible Option Grants, you may also not withdraw your election with respect to only a portion of your Eligible Option Grants. If you elect to withdraw your tendered Eligible Option Grants, you must reject this exchange offer with respect to all your Eligible Option Grants.

The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 27 above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. If you miss this deadline, but remain an Eligible Optionholder, any previously tendered Eligible Option Grants will be cancelled and exchanged pursuant to this exchange offer.

Once you have withdrawn Eligible Option Grants, you may re-tender Eligible Option Grants only by again following the procedures described for validly tendering option grants in this exchange offer as discussed in Question 27 above. See “Withdrawal Rights” for more information.

Q.29 How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an e-mail or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Date.

Q.30 What will happen if I do not return my Election Form by the deadline?

If we do not receive your Election Form by the deadline, then all Eligible Option Grants held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender your Eligible Option Grants for exchange in this exchange offer, you do not need to do anything.

Q.31 What if I have any questions regarding this exchange offer or I need additional copies of this exchange offer or any documents attached hereto or referred to herein?

You should direct questions about this exchange offer (including requests for additional copies of this exchange offer or other exchange offer documents) to Teri Podsiadlik at:

Winn-Dixie Stores, Inc.

Attention: Teri Podsiadlik

5050 Edgewood Court

Jacksonville, Florida 32254-3699

TeriPodsiadlik@winn-dixie.com

Telephone: (904) 783-5000

Facsimile: (904) 783-5558

RISK FACTORS

Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Option Grants in the manner described in this exchange offer.

Risks Related to This Exchange Offer

You will receive New Option Grants covering fewer shares than the Eligible Option Grants that you tender for exchange under this exchange offer.

We have designed the exchange offer to make the issuance of the New Option Grants accounting expense neutral to us, which means that the number of shares represented by a New Option Grant will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the New Option Grant being approximately equal to the fair value of the Eligible Option Grant tendered for exchange at the time the New Option is granted. As a result, we anticipate that you will be issued New Option Grants that will represent the right to purchase fewer shares than the Eligible Option Grants tendered for exchange.

The exchange ratios used to determine the actual number of shares that you will have the right to purchase under the New Option Grant will be based upon the closing price of our common stock as reported on the NASDAQ Global Select Market on the Expiration Date of the exchange offer, as well as various valuation assumptions under the Black-Scholes pricing model, and thus you will not know the actual number of shares that you will have the right to purchase under the New Option Grant at the time that you tender your Eligible Option Grants for exchange.

If you exchange Eligible Option Grants for New Option Grants and you cease to be an associate of Winn-Dixie or one of our subsidiaries before the New Option Grants fully vest, you will forfeit any unvested portion of your New Option Grant.

If you elect to participate in this exchange offer, each New Option Grant will vest according to the New Vesting Schedule as long as the Optionholder continues to be an associate of Winn-Dixie or one of our subsidiaries. Generally, if you cease to be an associate of Winn-Dixie or one of our subsidiaries, your New Option Grant will cease to vest and any unvested portion of your New Option Grant will be cancelled as of the date you ceased to be an associate. Accordingly, if you exchange Eligible Option Grants for New Option Grants and you cease to be an associate of Winn-Dixie or one of our subsidiaries before the New Option Grants fully vest, you will forfeit any unvested portion of your New Option Grant.

Nothing in this exchange offer should be construed to confer upon you the right to remain an associate of Winn-Dixie or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Option Grants or thereafter.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this exchange offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

If the market price of our common stock increases after the date you tender your Eligible Option Grants for exchange, the New Option Grants that you receive in exchange for them might be worth less than the Eligible Option Grants.

Because you will receive New Option Grants covering fewer shares than the Eligible Option Grants surrendered, it is possible that, at some point in the future, your Exchanged Options would have been economically more valuable than the New Option Grant issued pursuant to this exchange offer. For example, assume, for illustrative purposes only, that you exchange an Eligible Option Grant for 10,000 shares with an exercise price of $29.98, that you receive a New Option Grant of 3,150 shares with an exercise price of $16.00 per share, and three years after the New Option Grant Date the price of our common stock increases to $45.00 per share. Under this example, if you had kept your Exchanged Options and sold all 10,000 shares at $45.00 per share, you would have realized a pre-tax gain of $150,200, but, if you exchanged your Eligible Option Grant and sold the 3,150 shares subject to the New Option Grant, you would have only realized a pre-tax gain of $91,350.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended June 24, 2009, the other information provided in this exchange offer, and the other materials that we have filed with the Securities and Exchange Commission (the “SEC”), before deciding whether to tender your Eligible Option Grants. We will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

THIS EXCHANGE OFFER

Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer

Subject to, and conditioned upon, approval of our shareholders and upon the terms and conditions of this exchange offer, we are making an offer to Eligible Optionholders to exchange their Eligible Option Grants that are properly tendered in accordance with “Procedures for Tendering Eligible Option Grants” and not validly withdrawn pursuant to “Withdrawal Rights” before the Expiration Date of this exchange offer for New Option Grants that will represent the right to purchase fewer shares at a lower exercise price than the Eligible Option Grants. The New Option Grants will have an exercise price per share equal to the closing price of our common stock as reported on the NASDAQ Global Select Market on the New Option Grant Date.

Eligible Optionholder(s)

Any associate of Winn-Dixie or one of our subsidiaries on the date this exchange offer commences who holds an Eligible Option Grant, continues to be an associate of Winn-Dixie or one of our subsidiaries, and who has not submitted or received a notice of termination, as of the Expiration Date. Our named executive officers and directors are not eligible to participate in this exchange offer.

Eligible Option Grant(s)

Any Winn-Dixie stock option grant, whether vested or unvested, with an exercise price per share greater than or equal to $20.00 that is outstanding as of the Expiration Date.

Exchanged Option(s)

All Eligible Option Grants that are exchanged pursuant to this exchange offer. If you elect to participate in the exchange offer, you must exchange all Eligible Option Grants.

New Option Grant(s)

The options issued pursuant to this exchange offer that replace your Exchanged Options. New Option Grants will be subject to the terms of our 2007 Plan and a new option agreement between you and Winn-Dixie.

Offering Period

The Offering Period for this exchange offer will commence on November 9, 2009 and expire at 11:59 p.m., Eastern Time, on the Expiration Date.

Expiration Date

We expect that the Expiration Date will be December 8, 2009 at 11:59 p.m., Eastern Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

Cancellation Date

The date when Eligible Option Grants tendered to Winn-Dixie and accepted by us pursuant to this exchange offer will be cancelled. We expect that the Cancellation Date will be December 9, 2009. If the Expiration Date is extended, the Cancellation Date will be similarly extended.

New Option Grant Date

We expect the New Option Grant Date will be December 9, 2009. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended. We expect that the Cancellation Date and the New Option Grant Date will be the same date.

New Option Grant and New Vesting Schedule

We anticipate that each New Option Grant will represent the right to purchase fewer shares than the Eligible Option Grant tendered for exchange. The number of shares represented by your New Option Grant will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the New Option Grant at the time the New Option is granted being approximately equal to the fair value of the Eligible Option Grants tendered for exchange at the time immediately prior to the Eligible Option Grants being cancelled. The exchange ratios used in the exchange offer will be calculated using the Black-Scholes option valuation model and based upon the closing price of our common stock on the NASDAQ Global Select Market on the expiration date of the exchange offer, as well as other valuation assumptions.

Each New Option Grant will vest on the basis of the Eligible Optionholder’s continued employment with us or one of our subsidiaries as follows:

•

If the Eligible Option Grant has fully vested on or before the New Option Grant Date, or would be fully vested within one year of the New Option Grant Date, then the New Option will vest on the first anniversary of the New Option Grant Date, and

•

If the Eligible Option Grant would not be fully vested within one year of the New Option Grant Date, then the New Option will vest in equal installments on the first and second anniversaries of the New Option Grant Date.

All New Option Grants will be non-qualified stock options granted under the 2007 Plan. The shares of common stock for which the New Option Grants may be exercised are currently registered on a registration statement filed with the SEC. All New Option Grants will expire seven years from the New Option Grant Date. All other terms and conditions of the New Option Grant will be comparable to the terms and conditions of the Eligible Option Grant surrendered for such New Option Grant.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN ASSOCIATE OF WINN-DIXIE OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE NEW OPTION GRANT DATE OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE TO BE AN ASSOCIATE OF WINN-DIXIE OR ONE OF OUR SUBSIDIARIES BEFORE THE NEW OPTION GRANTS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT.

Purpose of This Exchange Offer

We believe that an effective and competitive associate incentive program is critical for the future growth and success of our business. We rely heavily on the skills and expertise of our associates to implement our strategic initiatives and grow our business. Winn-Dixie, like many companies, uses stock options as a means of attracting, motivating and retaining high-performing associates. Stock options constitute an important part of our incentive and retention programs because we believe (supported by our Board of Directors) that equity compensation encourages our associates to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing associates to benefit from increases in the value of our shares.

However, certain of our stock options have limited incentive value, including certain stock options issued in 2007. Our stock price fluctuated in the summer of 2007 due, in great part, to factors beyond our control, most notably extraordinary trading volatility in the initial year following our emergence from bankruptcy. From our emergence from bankruptcy in November 2006 until mid-May 2007, our stock traded in a range from approximately $11.00 to $19.00 per share. In mid-May, our stock experienced a precipitous increase to over $30.00 per share and traded at that elevated value for approximately three months. In early September 2007, our stock price dropped rapidly to below $20.00 per share and remained below that level throughout the next two years. Stock options granted in February 2007 were granted at an exercise price of $16.77 per share and those granted in May 2007 were granted at $29.98 per share. The closing price of our common stock over the 52 weeks ended September 4, 2009 averaged $14.05 per share. Over 90% of the Eligible Option Grants were granted in the May to July 2007 window when our stock was trading at an elevated level. In the period since emergence, we have engaged in a strategic turnaround effort which has resulted in significant increases in Adjusted EBITDA in each of the past three fiscal years. We focused capital and resources on remodeling our stores as a centerpiece of our long-term strategy, completing 170 remodels by the end of fiscal 2009 and remaining on track to remodel roughly half of our stores by the end of fiscal 2010. In addition, we implemented a fresh and local strategy that encompasses our neighborhood merchandising and marketing initiatives where we strive to ensure that each store meets the unique needs of the community it serves. While our progress has been significant, as evidenced by an over 60% increase in Adjusted EBITDA in fiscal 2009 compared to fiscal 2008, the price of our stock has not approached the level experienced in the summer of 2007. Over the past year, we believe the market price of our stock, similar to many other companies, has been negatively impacted by the recent economic downturn. Our business, and the business of other food and drug retailers, depends heavily on the amount of discretionary income our shoppers have to spend, and they have less to spend on food as a result of job losses, bankruptcies, reduced access to credit, sharply falling home prices and home foreclosures. These conditions have negatively impacted sales at our Company and in our industry sector. As a result of these business and market factors, a significant number of our key associates hold stock options with exercise prices that substantially exceed the current market price of our stock and the average market price of our stock over the past 52 weeks, meaning an important component of our compensation program is perceived by those associates as having little value.

Thus, the Compensation Committee and the Board of Directors believe these underwater options no longer achieve the long-term incentive and retention objectives for which they were intended. This exchange offer is intended to address this situation by providing key associates with an opportunity to exchange Eligible Option Grants for a reduced number of New Option Grants which will have incentive and retentive value.

We believe the exchange offer will motivate our key associates to achieve future growth. By realigning the exercise prices of previously granted stock options more closely with the current value of our common stock, we believe that these options will again become important tools to help motivate and retain our existing key associates and continue to align their interests with those of our shareholders. While we hope this exchange offer will reduce the current disparity between the market price of our common stock and the exercise price of Eligible Option Grants, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that the New Option Grants will have a lower exercise price than the Eligible Option Grants you elect to tender.

In addition to providing effective incentives to our associates, this exchange offer is also designed to benefit our shareholders by reducing the overhang from outstanding stock options. For example, assuming, for purposes of illustration, full participation in the exchange offer, a hypothetical exercise price of the New Option Grants of $14.00 per share and exchange ratios that result in the fair value, for accounting purposes, of the New Option Grants being approximately equal to the fair value of the Eligible Option Grants surrendered based on valuation assumptions made as of the day the New Option Grants are granted, we would benefit from a reduction in our overhang of outstanding stock options of approximately 464,000 shares (this estimate is based on fair values of options as of November 5, 2009). The actual reduction in the overhang of our outstanding stock options that could result from this exchange offer could vary significantly from this example and is dependent upon a number of factors, including the actual level of participation in the exchange offer and the fair values of options calculated at the time the final exchange ratios are set.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.

Procedures For Tendering Eligible Option Grants

If you are an Eligible Optionholder, you may tender your Eligible Option Grants at any time before the Expiration Date. If we extend this exchange offer beyond that time, you may tender your Eligible Option Grants at any time until the extended Expiration Date.

If you elect to exchange your Eligible Option Grants, you must exchange the entire outstanding portion of all your Eligible Option Grants. No partial exchanges will be permitted. If you attempt to exchange a portion but not all of your outstanding Eligible Option Grants, we will reject your tender.

Proper Tender of Eligible Option Grants. To validly tender your Eligible Option Grants pursuant to this exchange offer you must remain an Eligible Optionholder and must not have received nor have given a notice of termination prior to the Expiration Date. You must deliver a properly completed and signed Election Form and any other documents required to be included with the Election Form to Teri Podsiadlik, by hand, by facsimile to (904) 783-5558, by regular or overnight mail to Winn-Dixie Stores, Inc., Attention: Teri Podsiadlik, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, or by e-mail at TeriPodsiadlik@winn-dixie.com. Except as described in the following sentence, the Election Form must be signed by the Eligible Optionholder who tendered the Eligible Option Grant. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Option Grants. They will be automatically cancelled if we accept your Eligible Option Grants for exchange.

Your Eligible Option Grants will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form by the Expiration Date. If you miss this deadline, you will not be permitted to participate in this exchange offer. We will only accept delivery of the signed Election Form by hand, facsimile, regular or overnight mail, or e-mail. The method of delivery is at your own choice and risk. You are responsible for making sure the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will, in our sole discretion, determine the number of shares subject to Eligible Option Grants and all questions as to form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of Eligible Option Grants. Neither Winn-Dixie nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Option Grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we reserve the right, in our sole discretion, to waive any of the conditions of this exchange offer, any defect or irregularity in any tender with respect to any particular Eligible Option Grants or any particular Eligible Optionholder.

This is a one-time offer. We will strictly enforce this offer period, subject only to any extension of the Expiration Date of the exchange offer that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement. Your tender of Eligible Option Grants pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute, and final, subject to your withdrawal rights under “Withdrawal Rights” and our acceptance of your tendered Eligible Option Grants in accordance with “Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants.” Our acceptance for exchange of Eligible Option Grants tendered by you pursuant to this exchange offer will constitute a binding agreement between Winn-Dixie and you upon the terms and subject to the conditions of this exchange offer.

We expect to accept and cancel, promptly following the Expiration Date of the exchange offer, all properly tendered Eligible Option Grants that have not been validly withdrawn, subject to our rights to extend, amend, withdraw, and terminate this exchange offer in accordance with “Conditions of This Exchange Offer” and the receipt of shareholder approval of the exchange offer as provided in “Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer.” You will be required to enter into a non-qualified stock option award agreement governing the terms of each new stock option grant issued to you.

Withdrawal Rights

If you elect to accept this exchange offer as to your Eligible Option Grants and later change your mind, you may withdraw your tendered option grants, and reject this exchange offer, by following the procedure described in this section.

You may withdraw your tendered option grants at any time before the Expiration Date. If we extend this exchange offer beyond that time, you may withdraw your tendered option grants at any time until the extended Expiration Date. We intend to accept and cancel properly tendered option grants promptly after the scheduled Expiration Date.

Just as you may not tender only part of your Eligible Option Grants, you may also not withdraw your election with respect to only a portion of your Eligible Option Grants. If you elect to withdraw a previously tendered option grant, you must reject this exchange offer with respect to all your Eligible Option Grants.

To validly withdraw tendered option grants, you must deliver to us (using one of the same delivery forms set forth in “Procedures For Tendering Eligible Option Grants”) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered option grants. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC.

Your tendered Eligible Option Grants will not be considered withdrawn until we receive your Notice of Withdrawal. If you miss the withdrawal deadline but remain an Eligible Optionholder of Winn-Dixie or one of our subsidiaries, your previously tendered Eligible Option Grants will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in “Procedures For Tendering Eligible Option Grants” above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Optionholder who tendered the Eligible Option Grants to be withdrawn. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Notice of Withdrawal.

You may not rescind any withdrawal, and your withdrawn Eligible Option Grants will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender all Eligible Option Grants before the Expiration Date by following the procedures described in “Procedures For Tendering Eligible Option Grants” of this exchange offer.

Neither we, nor any other person, is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Acceptance of Eligible Option Grants For Exchange; Issuance of New Option Grants

We expect to accept for exchange all Eligible Option Grants properly tendered and not validly withdrawn promptly after the scheduled Expiration Date as provided for in “Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer,” and upon the terms and conditions of this exchange offer.

Once we have accepted Eligible Option Grants tendered by you, the Eligible Option Grants you tendered will be cancelled and you will no longer have any rights under the tendered Eligible Option Grants. We will issue non-qualified stock option award agreements for the New Option Grants promptly after we accept tendered Eligible Option Grants, assuming you are still employed by Winn-Dixie or one of our subsidiaries on the New Option Grant Date. If this exchange offer is extended, then the New Option Grant Date will also be extended.

Promptly after we cancel Eligible Option Grants tendered for exchange, we will send each tendering Eligible Optionholder a “confirmation letter” indicating the Eligible Option Grants that we have accepted for exchange, the date of acceptance, and the number of shares underlying such New Option Grants that will be issued to each tendering Eligible Optionholder. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.

If you have tendered your Eligible Option Grants under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer and we will not accept your Eligible Option Grants for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Conditions of This Exchange Offer

Notwithstanding any other provision of this exchange offer, we will not be required to accept any Eligible Option Grants tendered for exchange, and we may terminate or amend this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Date of the exchange offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a)	there shall have been threatened in writing or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, before any court, authority, agency or tribunal that challenges the making of the exchange offer, the cancellation of some or all of the Eligible Option Grants tendered for exchange, the issuance of New Option Grants or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could materially affect our business, financial condition, assets, income, operations, prospects or stock ownership;

(b)	there shall have been threatened in writing, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered Eligible Option Grants for exchange, or to issue some or all of the New Option Grants, or otherwise restrict or prohibit consummation of this exchange offer or otherwise relate in any manner to this exchange offer;

(ii)	delay or restrict our ability, or render us unable, to accept the tendered Eligible Option Grants for exchange or to grant New Option Grants for some or all of the tendered Eligible Option Grants; or

(iii)	impair the contemplated benefits of the exchange offer to us;

(c)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e)	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer;

(f)	a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

(ii)	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares, or

(iii)	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

(g)	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in “Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer”);

(h)	a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(i)	a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or general market conditions, that would result in the exchange offer no longer having the intended compensatory purpose;

(j)	any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer; or

(k)	any other change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to this exchange offer are for our benefit. We may assert them prior to the Expiration Date of the exchange offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the Expiration Date of the exchange offer, whether or not we waive any other condition to this exchange offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described above will be final and binding upon all persons.

Price Range of Our Common Stock

The Eligible Option Grants give Eligible Optionholders the right to acquire shares of our common stock. None of the Eligible Option Grants are traded on any trading market. Our common stock is listed on the NASDAQ Global Select Market under the symbol “WINN.”

The following table sets forth on a per share basis the high and low sales price for our common stock on the NASDAQ Global Select Market, as applicable, during the periods indicated.

	High	Low
2010
First quarter	$16.00	$12.36
Second quarter (through November 5, 2009)	$15.08	$11.00

2009
First quarter	$19.41	$12.38
Second quarter	$16.24	$10.09
Third quarter	$15.73	$8.01
Fourth quarter	$15.72	$9.24

2008
First quarter	$31.45	$18.73
Second quarter	$23.86	$14.80
Third quarter	$18.95	$14.45
Fourth quarter	$19.17	$15.00

On November 5, 2009, the closing price of our common stock as reported on the NASDAQ Global Select Market was $11.25. The approximate number of shareholders of record of our common stock on that date was 1,292 , although we believe that the number of beneficial owners of our common stock is substantially greater. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Option Grants.

Source and Amount of Consideration; Terms of New Option Grants

Consideration. The Eligible Option Grants were issued under our 2007 Plan. Subject to, and conditioned upon, shareholder approval and the terms of this exchange offer, we will also issue each New Option Grant under the 2007 Plan. As of November 5, 2009, there were outstanding Eligible Option Grants, held by 89 optionholders, to purchase an aggregate of 610,000 shares of our common stock with a weighted average exercise price of $29.81 per share.

The maximum number of shares subject to New Option Grants that may be issued under this exchange offer depends upon the NASDAQ Global Select Market closing price on the Expiration Date of the exchange offer. Based on our analysis, assuming all Eligible Option Grants were tendered in the exchange offer, a maximum number of approximately 146,000 shares would be granted.

Terms of New Option Grants. We anticipate that each New Option Grant will represent the right to purchase fewer shares than the Eligible Option Grant tendered for exchange. The number of shares represented by your New Option Grant will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the New Option Grant at the time the New Option is granted being approximately equal to the fair value of the Eligible Option Grants tendered for exchange at the time immediately prior to the Eligible Option Grants being cancelled. The exchange ratios used in the exchange offer will be calculated using the Black-Scholes option valuation model and based upon the closing price of our common stock on the NASDAQ Global Select Market on the Expiration Date of the exchange offer, as well as other valuation assumptions.

Each New Option Grant will vest on the basis of the Eligible Optionholder’s continued employment with us or one of our subsidiaries as follows:

•

If the Eligible Option Grant has fully vested on or before the New Option Grant Date, or would be fully vested within one year of the New Option Grant Date, then the New Option will vest on the first anniversary of the New Option Grant Date, and

•

If the Eligible Option Grant would not be fully vested within one year of the New Option Grant Date, then the New Option will vest in equal installments on the first and second anniversaries of the New Option Grant Date.

All New Option Grants will be non-qualified stock options granted under the 2007 Plan. The shares of common stock for which the New Option Grants may be exercised are currently registered on a registration statement filed with the SEC. All New Option Grants will expire seven years from the grant date. All other terms and conditions of the New Option Grant will be comparable to the terms and conditions of the Eligible Option Grant surrendered for such New Option Grant.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN ASSOCIATE OF WINN-DIXIE OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE NEW OPTION GRANT DATE OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE TO BE AN ASSOCIATE OF WINN-DIXIE OR ONE OF OUR SUBSIDIARIES BEFORE THE NEW OPTION GRANTS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT.

Information Concerning Us; Financial Information

General

Founded in 1925, Winn-Dixie is a major food retailer operating primarily under the “Winn-Dixie” banner. As of June 24, 2009, we operated 515 stores in five states in the southeastern United States.

Substantially all of our stores offer grocery, meat, seafood, produce, deli, bakery, floral, health and beauty, and other general merchandise items. We had 401 pharmacies, 74 liquor stores and 5 fuel centers at our stores as of June 24, 2009.

We offer national brands as well as many of our own private-label products. These products are delivered from our distribution centers or directly to stores from manufacturers and wholesalers.

Stores

The following chart identifies each of our markets by state and retail market area, and indicates the number of stores in each market area, as of June 24, 2009. We operate our stores under the “Winn-Dixie” banner, except for ten grocery warehouse stores, which are under the “SaveRite” banner.

		Total	Winn-Dixie	SaveRite

Florida		353	346	7

	Orlando / Daytona	76	73	3

	Miami / Fort Lauderdale	77	77	—

	Tampa /St. Petersburg	61	60	1

	Jacksonville	49	46	3

	West Palm Beach / Fort Pierce	35	35	—

	Mobile / Pensacola	14	14	—

	Fort Myers / Naples	16	16	—

	Tallahassee	10	10	—

	Panama City	10	10	—

	Gainesville	5	5	—

Alabama		71	71	—

	Birmingham	26	26	—

	Mobile / Pensacola	19	19	—

	Montgomery	16	16	—

	Other	10	10	—

Georgia		23	23	—

	Albany	6	6	—

	Other	17	17	—

Louisiana		52	52	—

	New Orleans	33	33	—

	Baton Rouge	11	11	—

	Lafayette	8	8	—

Mississippi		16	13	3

	Biloxi / Gulfport	6	6	—

	Other	10	7	3

Total stores as of June 24, 2009		515	505	10

Financial Information

We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended June 24, 2009, and our Quarterly report on Form 10-Q for the quarter ended September 16, 2009, which are incorporated herein by reference. The selected consolidated statements of operations data for the years ended June 24, 2009 and June 25, 2008 and the selected consolidated balance sheet data as of June 24, 2009 and June 25, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended June 24, 2009. The selected Consolidated Statements of Operations data for the 12 weeks ended September 16, 2009 and September 17, 2008 and the selected Consolidated Balance Sheet data as of September 16, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the 12 weeks ended September 16, 2009.

	Fiscal Year Ended		12 Weeks Ended
	June 24, 2009	June 25, 2008	September 16, 2009	September 17, 2008
			(unaudited)
	(in thousands, except ratio and per share data)
Consolidated Statements of Operations Data:
Net Sales	$7,366,965	$7,281,449	$1,641,573	$1,675,935
Gross profit on sales	2,098,416	1,983,551	465,241	466,758
Operating income (loss)	80,687	22,967	(7,416)	(1,344)
Net income (loss)	39,789	12,812	(8,058)	(2,270)
Basic and diluted earnings (loss) per share	$1.46	$0.24	(0.15)	(0.04)

	As of		As of
	June 24, 2009	June 25, 2008	September 16, 2009	September 17, 2008
			(unaudited)
		(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$182,823	$201,275	$157,405	$161,928
Total assets	1,818,843	1,775,521	1,761,136	1,725,720
Total liabilities	939,745	949,894	886,854	899,027
Total shareholders’ equity	879,098	825,627	874,282	826,693

Ratio of Earnings to Fixed Charges. Our ratio of earnings to fixed charges for the fiscal years ended June 24, 2009 and June 25, 2008 were 2.00 and 1.31, respectively, and for the 12 weeks ended September 16, 2009 and September 17, 2008 were 0.46 and 0.85, respectively.

Book Value per Share. Our book value per share as of our most recent balance sheet, dated September 16, 2009 was $15.94.

Access to Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended June 24, 2009 and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Option Grants. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “Additional Information” below for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

As of November 5, 2009, our executive officers (11 persons) as a group held outstanding option grants to purchase an aggregate of 2,387,270 shares of our common stock with a weighted average exercise price of $17.24. Our named executive officers and directors are not eligible to participate in this exchange offer.

Assuming that the exercise price of the New Option Grants is $14.00, and all eligible executive officers participated in this exchange offer, our executive officers as a group would hold option grants to purchase an aggregate of 2,283,828 shares of our common stock with a weighted average exercise price of $16.44 per share.

Assuming that the exercise price of the New Option Grants is $14.00, and all eligible associates participated in this exchange offer, our associates (other than executive officers) as a group would hold option grants to purchase an aggregate of 1,475,306 shares of our common stock with a weighted average exercise price of $14.37 per share.

Because participation in the exchange offer is voluntary, the actual amounts that will be received by a participant or groups of participants are not currently determinable. The following table shows the number of shares subject to eligible options held by executive officers that are not named executive officers and other Eligible Optionholders as of November 5, 2009 and the number of shares subject to New Option Grants that they may receive, assuming, for purposes of illustration only, that (1) each Eligible Optionholder chooses to participate in the program (and therefore exchanges all of his or her Eligible Options), (2) the exercise price of the New Option Grants is $14.00 per share and (3) an exchange ratio of four-to-one.

The address of each of the persons set forth below is c/o Winn-Dixie Stores, Inc., 5050 Edgewood Court, Jacksonville, Florida 32254-3699.

Name	Title	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Hypothetical Number of Shares Underlying New Options that May be Granted Based on Specific Assumptions
D. Michael Byrum	VP and Chief Accounting Officer	17,574	$29.98	4.7	4,127
Mary Kellmanson	VP, Marketing	-	-	-	-
Philip E. Pichulo	GVP, Development	31,543	$29.98	4.7	7,407
Sheila C. Reinken	VP, Finance & Treasurer	22,981	$29.98	4.7	5,396
Christopher L. Scott	GVP, Logistics & Distribution	31,543	$29.98	4.7	7,407
Charles M. Weston	GVP, Information Technology	31,543	$29.98	4.7	7,407
Associates as a group (excluding executive officers)		475,086	$29.76	4.7	114,869

Except as otherwise described in this exchange offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 24, 2009, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

The following table sets forth the stock and stock option transactions involving our executive officers and directors during the sixty days prior to and including November 9, 2009:

Transaction Date	Name	Type	Shares	Price (1)
10/27/09	Yvonne R. Jackson	Sell-to-Cover	3,156	$12.04
10/26/09	Mary Kellmanson	Sell-to-Cover	219	$13.73
11/4/09	Peter L. Lynch	RSU Grant	66,336	n/a
11/4/09	Peter L. Lynch	Option Grant	122,845	$11.32
11/4/09	Bennett L. Nussbaum	RSU Grant	23,041	n/a
11/4/09	Bennett L. Nussbaum	Option Grant	42,668	$11.32
11/4/09	Dan Portnoy	RSU Grant	23,041	n/a
11/4/09	Dan Portnoy	Option Grant	42,668	$11.32
11/4/09	Larry B. Appel	RSU Grant	18,853	n/a
11/4/09	Larry B. Appel	Option Grant	34,914	$11.32
11/4/09	Frank O. Eckstein	RSU Grant	13,251	n/a
11/4/09	Frank O. Eckstein	Option Grant	24,539	$11.32
11/4/09	Christopher L. Scott	RSU Grant	6,983	n/a
11/4/09	Christopher L. Scott	Option Grant	12,932	$11.32
11/4/09	Charles M. Weston	RSU Grant	5,343	n/a
11/4/09	Charles M. Weston	Option Grant	9,894	$11.32
11/4/09	Philip E. Pichulo	RSU Grant	5,300	n/a
11/4/09	Philip E. Pichulo	Option Grant	9,815	$11.32
11/4/09	Mary Kellmanson	RSU Grant	5,300	n/a
11/4/09	Mary Kellmanson	Option Grant	9,815	$11.32
11/4/09	Sheila C. Reinken	RSU Grant	3,578	n/a
11/4/09	Sheila C. Reinken	Option Grant	6,625	$11.32
11/4/09	D. Michael Byrum	RSU Grant	3,180	n/a
11/4/09	D. Michael Byrum	Option Grant	5,889	$11.32
11/4/09	Charles P. Garcia	RSU Grant	9,276	n/a
11/4/09	Evelyn V. Follit	RSU Grant	9,276	n/a
11/4/09	Gregory P. Josefowicz	RSU Grant	9,276	n/a
11/4/09	James P. Olson	RSU Grant	9,276	n/a
11/4/09	Jeffrey C. Girard	RSU Grant	9,276	n/a
11/4/09	Richard E. Rivera	RSU Grant	9,276	n/a
11/4/09	Terry Peets	RSU Grant	9,276	n/a
11/4/09	Yvonne R. Jackson	RSU Grant	9,276	n/a

(1)	In the case of option grants, the price shown is the exercise price of the option grant.

During the sixty days prior to and including November 9, 2009, we granted options exercisable for an aggregate of 632,946 shares to associates.

To the best of our knowledge, except as otherwise described above, none of our executive officers or directors, nor any affiliates of ours, were awarded or exercised, or engaged in any transactions involving, options to purchase our common stock issued under our 2007 Plan or the Winn-Dixie Stores, Inc. Fiscal 2010 Equity Incentive Plan during the past 60 days before and including November 9, 2009.

Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer

The difference between the number of shares underlying the Eligible Option Grants accepted for exchange pursuant to this exchange offer and the number of shares underlying the New Option Grants granted in exchange will be cancelled on the Cancellation Date and will not be eligible to be reissued under our 2007 Plan. Any shares underlying Eligible Option Grants that are not exchanged in connection with the exchange offer will be unaffected and remain exercisable according to their existing terms.

Under U.S. generally accepted accounting principles, stock compensation expense is calculated based upon the fair value of a stock award on the date of grant and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the cancelled award. The incremental compensation expense associated with an option exchange is measured as the excess of the fair value of the replacement award over the fair value of the cancelled award, both determined at the modification date. However, because the exchange ratios will be calculated to result in the fair value of Eligible Option Grants surrendered being approximately equal to the fair value of the New Option Grants replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of this exchange offer. As would be the case with Eligible Option Grants, in the event that any of the New Option Grants are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited New Option Grants will not be recorded.

Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the charge that would result from the exchange offer.

Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Option Grants and issuance of New Option Grants as contemplated by this exchange offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Option Grants as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered Eligible Option Grants for exchange and to issue New Option Grants for tendered Eligible Option Grants would be subject to obtaining any such governmental approval.

Material United States Tax Consequences

Material United States Tax Consequences. The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Option Grants and the grant of New Option Grants pursuant to the exchange offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this exchange offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Optionholders. If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this exchange offer, the information contained in this discussion may not be applicable to you.

We believe that if you exchange your Eligible Option Grants for New Option Grants, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the New Option Grants are granted.

Nonqualified Stock Options. New Option Grants will be issued as non-qualified options under U.S. tax laws. As such, there will be no federal income tax consequences to the Eligible Optionholder or Winn-Dixie upon the grant of the nonqualified stock option. When the Eligible Optionholder exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price. Winn-Dixie will be allowed a corresponding federal income tax deduction. Any gain that the Eligible Optionholder realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Code Section 409A. If an equity award is subject to Section 409A of the Code, and if the requirements of Section 409A are not met, the award may be subject to the imposition of additional taxes and penalties. Stock options, including the New Option Grants, granted under the 2007 Plan, are equity awards designed to be exempt from Code Section 409A. However, if the New Option Grants are determined not to be exempt, they may be subject to such early taxation and penalties.

Tax Withholding. Winn-Dixie has the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction, or other taxable event arising as a result of the 2007 Plan.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTION GRANTS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE LOCAL, STATE, FEDERAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Extension of Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any Eligible Option Grants tendered to us by disseminating notice of the extension to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the exchange offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 6:00 a.m. Eastern Time on the next business day following the previously scheduled Expiration Date. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday, or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

We expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to extend, amend, withdraw, or terminate the exchange offer in any respect and for any reason as described in “Conditions of

This Exchange Offer” by disseminating notice of the extension, amendment, withdrawal, or termination to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by applicable law and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of this exchange offer or the information concerning this exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Option Grants; or

•	we increase or decrease the number of Eligible Option Grants that may be tendered in the exchange offer.

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Option Grants pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mail, fax, and telephone expenses, as well as any expenses associated with any tax, legal, or other advisor consulted or retained by you in connection with this exchange offer.

Additional Information

With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this exchange offer is a part. This exchange offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) before making a decision on whether or not to tender your Eligible Option Grants:

(a)	our Annual Report on Form 10-K for the fiscal year ended June 24, 2009;

(b)	our definitive proxy statement for our 2009 annual meeting of shareholders, filed with the SEC on September 21, 2009;

(c)	our Quarterly Report on Form 10-Q for the quarter ended September 16, 2009;

(d)	our Current Report on Form 8-K, filed with the SEC on November 4, 2009; and

(e)	the description of our common stock, which is registered under Section 12(b) of the Exchange Act, in our registration statement on Form 8-A/A, filed with the SEC on November 11, 2006, including any amendments or reports filed for the purpose of updating such description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.winn-dixie.com. Information contained on our website is not part of this exchange offer.

We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 11:59 p.m. Eastern Time, to:

Winn-Dixie Stores, Inc.

Attention: Shareholder Relations

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Telephone: (904) 783-5000

Facsimile: (904) 783-5138

shareholderrelations@winn-dixie.com

The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.

Miscellaneous

We are not aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

This exchange offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended June 24, 2009, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 24, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Winn-Dixie Stores, Inc.

November 9, 2009